EXHIBIT 99.1

Harsco Corporation Elects to Delist From Secondary Stock Exchange, Retains New York Stock Exchange Listing

HARRISBURG, Pa., Nov. 27, 2006 (PRIME NEWSWIRE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today that, in common with other companies, it plans to voluntarily withdraw the listing of its securities from NYSE Arca, Inc., formerly the Pacific Stock Exchange. Harsco common stock will continue to be listed on the New York Stock Exchange (NYSE).

Harsco has decided to withdraw its listing from NYSE Arca in order to eliminate the duplicative administrative requirements inherent with maintaining dual listings on both exchanges and to reduce costs. NYSE Group recently merged with Archipelago Holdings, the parent company of NYSE Arca. NYSE Arca will continue trading Harsco's common stock on an unlisted trading privilege basis.

Harsco Corporation is a diversified, worldwide industrial services and products company with four market-leading business groups that provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. The Company employs approximately 21,000 people in 45 countries of operation and recorded 2005 sales of $2.8 billion. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth Julian
            (717) 730-3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            (717) 975-5677
            etruett@harsco.com